U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Furr, Anthony L.
   3101 N. Elm St.
   Greensboro, NC USA 27415-6540
2. Issuer Name and Ticker or Trading Symbol
   CONE MILLS CORPORATION COE
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   10/31/98
If Amendment, Date of Original (Month/Year)

Relationship of Reporting Person to Issuer (Check all applicable)
   ( ) Director  ( ) 10% Owner (x) Officer (give title below)
   ( ) Other (specify below)
   Vice President & CFO

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock               |      |    | |                  |   |           |2000               |D     |                           |
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Common Stock               |10/27/|I   |V|1006              |A  |3.93       |1245               |I     |by 401k Trust [1]          |
                           |98    |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option |8.500   |     |    | |           |   |05/11|11/09|Common Stock|4000   |       |4000        |D  |            |
(right to buy)        |        |     |    | |           |   |/98 [|/07  |            |       |       |            |   |            |
                      |        |     |    | |           |   |2]   |     |            |       |       |            |   |            |
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Explanation of Responses:
1. Reporting person made a discretionary purchase [Rule 16b-3(b)(1)] of 1006 units through an exchange of funds within The 401(k) Program to the Company Stock Fund. The securities reported are in units which consist of a small cash fund but which is primarily invested in Common Stock of Registrant. The balance of the holdings were non-discretionary transactions.
2. Incentive stock option grant under 1992 Stock Option Plan. Options are exercisable in annual cummulative 20% increments beginning 5/11/98 and each anniversary date through 5/11/02.

ANTHONY L. FURR
SIGNATURE OF REPORTING PERSON
/Signature/
ANTHONY L. FURR
DATE
11/09/98